Exhibit 99.1

Quality Distribution, Inc. Completes Acquisition of
Wylie Bice Trucking and RM Resources

- - Strategic Acquisition in Bakken Shale Expands Energy Business - -

TAMPA, Fla. – June 12, 2012 – Quality Distribution, Inc. (“Quality” or “QLTY”) (Nasdaq: QLTY) announced that it has completed its previously announced acquisition of the operating assets and rights of RM Resources, LLC (“RM”).  Together with the previously announced closing of the acquisition of certain operating assets of Wylie Bice Trucking, LLC (“Bice”) on June 1, 2012, the aggregate purchase price for the combined businesses is approximately $81.5 million plus potential additional consideration of $19.0 million if certain future operating and financial performance criteria are satisfied.  The increased purchase price was primarily due to new revenue producing assets purchased after the initial valuation date.  Quality utilized borrowings under its asset-based credit facility to finance the cash portion of these transactions.

The transactions were structured as asset acquisitions, with aggregate consideration paid to the sellers as follows: (i) approximately $52.2 million in cash; (ii) a total of $21.3 million in 5-year subordinated seller notes bearing interest at a 5% fixed rate; and (iii) $8.0 million in unregistered restricted shares of Quality common stock.  Up to an additional $19.0 million may be payable in cash one year after the closing date, contingent upon the collective businesses meeting certain future operating and financial performance criteria.

“A year ago we embarked on a growth strategy to enter into the emerging frac shale energy market, with the intention of providing fluid hauling and disposal services in multiple shale regions,” said Quality CEO Gary Enzor. “The Bice and RM acquisitions represent one of our most significant steps in this strategy by diversifying our energy logistics business and broadening our reach into the oil rich Bakken shale. We are excited about the growth prospects that well-established operations like Bice and RM bring to our shareholders.”

On a combined basis for the twelve-month period ended March 31, 2012, the Bice and RM businesses generated approximately $129.1 million of revenue and $15.2 million of adjusted EBITDA. Adjusted EBITDA excludes approximately $1.0 million of charges not expected to recur.  A reconciliation of the combined net income of Bice and RM to adjusted EBITDA is attached as a financial exhibit.  Quality expects the collective acquisitions to be accretive to earnings beginning in the third quarter of 2012.

Headquartered in Killdeer, ND, Bice is a leading provider of transportation services to the unconventional oil and gas industry within the Bakken shale region, primarily hauling fresh water, flowback and production water, and oil for numerous energy customers. The flowback and production water Bice hauls is primarily disposed of utilizing five existing salt water injection wells owned and operated by RM.

Bice operates two trucking terminals in North Dakota utilizing approximately 500 drivers, making it one of the largest haulers of fresh and disposal water and oil in the Bakken shale. Bice is principally an asset light business as the company primarily utilizes independent contractors who own their own equipment. RM has five existing disposal wells and is required to deliver a sixth well within 6 months of the closing date, adding significant disposal capacity.

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, proppant sand, fresh water, and production fluids, through its wholly owned subsidiaries, QC Energy Resources, Inc. and QC Energy Resources, LLC.  Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, that could cause actual results to differ materially from those expected or projected in the forward-looking statements.  Statements of this nature are subject to specific risks and uncertainties attendant to transactions of the nature described in this press release, Quality's ability to successfully integrate the acquired businesses and achieve its anticipated benefits and synergies of the acquisitions; the effects of the transaction on the parties' existing relationships with customers, governmental entities, affiliates, owner-operators and employees; the impact of the acquisition on Quality’s future financial results and business performance; the future conditions in the market and industry of the acquired businesses and the additional risks described in Quality’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:  Joseph Troy
   Executive Vice President and Chief Financial Officer
   800-282-2031 ext. 7195

RECONCILIATION OF COMBINED NET INCOME OF BICE AND RM BUSINESSES
TO EBITDA AND ADJUSTED EBITDA
For the Twelve Months Ended March 31, 2012
(In 000’s)
Unaudited

EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”).  EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the combined performance of the Bice and RM businesses.  EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, the combined net income of the Bice and RM businesses was adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense.  To calculate Adjusted EBITDA, we calculated EBITDA from combined net income, and then further adjusted it for significant items that were not part of regular operating activities.  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA:	Twelve months ended
March 31, 2012
Combined Net income	$ 10,962

Adjustments to net income:
Depreciation and amortization	1,619
Interest expense, net	1,622
EBITDA	14,203

Non-cash expenses not expected to recur	973

Adjusted EBITDA	$ 15,176